UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2022

QUANTERIX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-38319	20-8957988
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 Middlesex Turnpike Billerica, MA	01821
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (617) 301-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	QTRX	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On January 28, 2022, Quanterix Corporation (the “Company”) entered into a Lease Agreement dated January 28, 2022 with XChange Owner LLC (the “Landlord”) for approximately 53,000 rentable square feet in the building located at 18 Crosby Drive, Billerica, Massachusetts (the “18 Crosby Premises”) and approximately 32,770 rentable square feet in the building located at 14 Crosby Drive, Billerica, Massachusetts (the “14 Crosby Premises”) (the “Lease”). The premises covered by the Lease will serve as the Company’s new principal office and laboratory space.

The initial term of the Lease for the 18 Crosby Premises is eight years and nine months beginning on the earlier to occur of the Company’s occupancy of the 18 Crosby Premises, June 1, 2022 and the substantial completion of the Company’s work to the 18 Crosby Premises. The initial term of the Lease for the 14 Crosby Premises will begin on the earlier to occur of the Company’s occupancy of the 14 Crosby Premises, May 1, 2022 and the substantial completion of the Company’s work to the 14 Crosby Premises, and will expire on the expiration date for the 18 Crosby Premises. The Company has the option to extend the Lease for two additional five-year periods.

For the 14 Crosby Premises, the Company will be obligated to make monthly base rent payments in the amount of $68,271 for the first year, with an annual increase of approximately $3,414 per month. For the 18 Crosby Premises, the Company will be obligated to make monthly base rent payments in the amount of $99,375 for first nine months and monthly rent payments in the amount of $198,750 for the following three months. Thereafter, the monthly rent is subject to an increase of 3.0% annually for the initial term of the Lease. In the event that the Company exercises its option to extend the lease term, the Lease provides for monthly rent payments for the first extension term to be the greater of (a) the base rent in effect during the last year of the initial term of the Lease and (b) 95% of the fair market rent for comparable space in the area. The monthly rent payments for the second extension term would be the greater of (a) the base rent in effect during the last year of the then current term and (b) the fair market rent for comparable space in the area. In addition to base rent, the Lease requires the Company to pay additional amounts for real estate taxes, utilities, and operating expenses. The Company is also required to provide an initial security deposit in the amount of $918,816, which will be provided in the form of a letter of credit in the favor of the Landlord. The security deposit is scheduled to be reduced to $500,000 after 60 months.

The Lease contains customary events of default that, among other things, entitle the Landlord to terminate the Lease and recover from the Company all rent payments and other amounts payable as of the date of termination and that would otherwise be payable for the remainder of the term of Lease, plus certain additional costs and expenses arising from the termination. The specified events of default include, among others, nonpayment of rent or other amounts due and payable by the Company under the Lease, an uncured breach of a covenant under the Lease and certain bankruptcy and insolvency events.

The foregoing summary of the Lease is qualified in its entirety by reference to the full text of the Lease, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures set forth above under Item 1.01 are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Lease Agreement, dated December January 28, 2022, by and between the Company and XChange Owner LLC.
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QUANTERIX CORPORATION

By:	/s/ John Fry
John Fry
General Counsel and Secretary

Date: January 31, 2022